Exhibit 5.1
Simpson Thacher & Bartlett llp
425 Lexington Avenue
New York, N.Y. 10017-3954
(212) 455-2000
Facsimile (212) 455-2502
March 9, 2011
HCA Holdings, Inc.
One Park Plaza
Nashville, Tennessee 37203
Ladies and Gentlemen:
     We have acted as counsel to HCA Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-171369) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of 142,600,000 shares of Common Stock, par value $0.01 per share (“Common Stock”) (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”), up to 87,719,300 Shares of which are being offered by the Company (the “Company Shares”), up to 36,280,700 Shares of which are being offered by certain stockholders (the “Selling Stockholders”) of the Company (the “Selling Stockholders’ Firm Shares”) and up to 18,600,000 Shares of which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by the Selling Stockholders (together with the Selling Stockholders’ Firm Shares, the “Selling Stockholders’ Shares”).
     We have examined the Registration Statement and a form of the share certificate representing the Common Stock of the Company, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Company Shares have been duly authorized and, upon payment and delivery in accordance with the underwriting agreement approved by the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable and (2) the Selling Stockholders’ Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP